Exhibit 10.2

SUCCESS BONUS AND CONSULTING AGREEMENT

This SUCCESS BONUS AND CONSULTING AGREEMENT (this “Agreement”) is entered into on this 8th day of September, 2011 by and between Fortune Brands, Inc., a Delaware corporation (the “Company”), and Craig P. Omtvedt (the “Executive”). Capitalized terms used but not otherwise defined in the Agreement have the meanings ascribed to such terms in Section 4.

WHEREAS, the Company is pursuing a spin-off of its home and security business to the stockholders of the Company; and

WHEREAS, the Executive is a key employee of the Company, and the Company has determined that it is in the best interest of the Company to secure the Executive’s continued services (including as a consultant) and to ensure the Executive’s continued dedication and objectivity in the consummation of a Spin-off without concern as to whether the Executive might be hindered or distracted by personal uncertainties or risks created by the Spin-off, and to encourage the Executive’s full attention and dedication to the Company.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained in this Agreement, the Company and the Executive agree as follows:

1. Success Bonus.

(a) In General. Subject to the provisions of this Section 1, if the Executive remains continuously employed by the Company through the consummation of the Spin-off, the Executive shall be entitled to a success bonus (the “Success Bonus”) equal to $668,000. Notwithstanding anything to the contrary contained in this Section 1, the Executive shall not be entitled to the Success Bonus unless a Spin-off occurs on or before December 31, 2011.

(b) Payment of Success Bonus. Subject to paragraph (c) below, the Success Bonus shall be payable in a single cash payment on the last business day of January 2012, provided that Executive has theretofore complied with his obligations to provide Consulting Services in accordance with Section 2 hereof (the “Consulting Condition”). If prior to payment of the Success Bonus, the Executive dies or becomes disabled (a “Disability”) within the meaning of Section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the “Code”) (whether such death or Disability occurs prior to or following consummation of the Spin-off), then subject to paragraph (c) below and provided that Executive shall have been in compliance with the Consulting Condition, the Success Bonus shall be payable to Executive (or, in the event of death, to Executive’s beneficiary or estate) as soon as practicable following the date of such death or Disability (but in no event prior to consummation of the Spin-off).

(c) Further Conditions; Clawback. As an inducement to his eligibility to receive the Success Bonus, Executive agrees that, except for his employment and consulting services to the Company, he shall not, during the two-year period following the Spin-off (or in the event of Executive’s death during such two-year period, prior to the date of his death), directly or indirectly (except with the prior written consent of the Company): (1) become employed by, a consultant to, a stockholder, partner or owner in, or otherwise affiliated with (collectively, the “Affiliation”) any person, entity or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) which, at any time during the Affiliation, whether directly or through its affiliates or associates, (A) owns, acquires, offers to acquire, announces an intention to acquire or agrees to acquire, directly or indirectly, by purchase, gift or otherwise, (i) beneficial or record ownership of more than five percent (5%) of the voting securities of the Company or Spinco or (ii) any of the assets or business of Spinco, the Company or any of their respective subsidiaries, (B) makes, or in any way participates in, directly or indirectly, any solicitation of proxies to vote, or seeks to advise or influence any person or entity with respect to the voting of, any voting securities of the Company or Spinco, (C) initiates any stockholder proposal or the convening of a stockholders’ meeting of or involving the Company or Spinco or any of their respective subsidiaries, (D) enters, agrees to enter, proposes or seeks to enter into any merger, business combination, recapitalization, restructuring or other extraordinary transaction involving the Company or Spinco, (E) forms, joins or in any way participates in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the Company or Spinco or (F) otherwise acts, alone or in concert with others, to seek to control or influence the management, board of directors, governing instruments, policies or affairs of the Company or Spinco or any of their respective subsidiaries; (2) advise, assist, encourage or enter into any discussions, negotiations, agreement or understandings with any person with respect to any matters described in (A)-(F) above or (3) himself take any action described in (A)-(F) above. In the event of Executive’s breach of the provisions of this paragraph l(c), Executive agrees that (x) he shall not be entitled to payment of the Success Bonus, if such Success Bonus has not yet been paid and (y) if the Success Bonus has previously been paid, he shall repay to the Company, promptly upon receipt of written notice from the Company, an amount equal to sixty percent (60%) of the Success Bonus (representing, for purposes of this Agreement, the after-tax proceeds of the Success Bonus).

(d) Employment with Affiliates. For purposes of this Agreement, employment with the Company shall be deemed to include employment with any of its affiliates.

2. Consulting Services.

(a) In General. So long as the Spin-off shall have occurred on or prior to December 31, 2011, and Executive shall have remained continuously employed by the Company through consummation of the Spin-off, the Company hereby agrees to engage Executive to provide advisory and consulting services to the Company, and Executive hereby agrees to provide such services to the Company, upon the terms and conditions set forth in this Agreement, for the period commencing January 1, 2012 and ending December 31, 2012 (the “Consulting Period”); provided, however, that the Consulting Period shall automatically end earlier upon Executive’s death or Disability.

(b) Nature of Consulting Services. Executive shall render such consulting and advisory services (the “Consulting Services”) during the Consulting Period as requested by the Company, through the Chief Executive Officer or Chief Financial Officer of the Company (collectively, the “Company Designees”), it being understood that the nature of the Consulting Services shall consist of providing advice and consultation in connection with the following matters:

(1)	Advise on creation of Corporate Functions as a public company. Specifically:

(A)	Creation of Global Tax function, including organization design, key role recruitment, and tax planning roadmap.

(B)	Establishment of Global Treasury function, including recruitment of Treasurer, transition of rating agency relationships, establishment of hedging, capital structure and return of capital policies and procedures.

(C)	Creation of Global Internal Audit function, including recruitment of head of Audit, and establishment of Internal Audit/Business Financial Control frameworks and approach (including Compliance).

(2)	Mentor CFO on effective engagement with and communication to Board of Directors.

(3)	Coach CEO/CFO on establishment of effective external relationships with investors, investment banks and other advisors.

(4)	Coach CEO/CEO on preparation for external communications, including earnings releases, analyst calls, media interviews, message positioning, etc.

(c) Limitations on Consulting Services The parties hereby agree that the level of Consulting Services shall not exceed 20% of the average level of services provided by Executive to the Company during the 36-month period immediately preceding the commencement of the Consulting Period. In connection with his performance of Consulting Services, Executive shall report directly to the Company Designees. Executive shall perform his duties and conduct his business at such locations as are mutually agreed upon by Executive and the Company Designees. The performance of the Consulting Services may include travel as reasonably required to perform such services. The Company shall reimburse Executive for business expenses incurred by Executive in connection with the performance of the Consulting Services, in accordance with the practice of the Company applicable to Executive prior to consummation of the Spin-off.

(d) Independent Contractor. In his capacity as a consultant, Executive shall be an independent contractor and not an employee, officer or director of the

Company or Spinco. Nothing contained in this Section 2 shall be construed to create a relationship of employer and employee between the Company or Spinco, on the one hand, and Executive. Executive, in his sole discretion, will determine the manner, means, details and methods used in performing the Consulting Services. Except to the extent permitted under any other arrangements between Executive and the Company or any of its affiliates, Executive shall not be eligible to participate in any employee benefit plans sponsored or maintained by the Company, Spinco or any of their respective affiliates. Executive shall not be the legal representative or agent of the Company, Spinco or any of their respective affiliates, nor shall he have the power to enter into contracts or agreements on behalf of the Company, Spinco or any of their respective affiliates or to otherwise obligate the Company, Spinco or any of their respective affiliates for any purpose whatsoever, and Executive shall not have supervisory authority over employees of the Company, Spinco or any of their respective affiliates.

(e) Consulting Fees. As compensation for the Consulting Services, Executive shall receive an annual fee of $500,000, payable in equal monthly installments on the last business day of each month, during the Consulting Period (the “Consulting Fees”). Such Consulting Fees are payable by the Company to Executive regardless of whether, and to what extent, the Company requests Consultant to perform Consulting Services. For the sake of clarity, however, if the Consulting Period ends by reason of Executive’s death or Disability, Executive shall only be entitled to a pro rata portion of the Consulting Fees corresponding to the portion of calendar year 2012 which elapsed as of the date of death or Disability.

(f) Taxes. Executive shall be issued a tax form 1099 by the Company that reflects the applicable amount of any Consulting Fees received by Executive. No withholding or deduction from any amounts payable under this Section 2 shall be made by the Company, Spinco or any of their respective affiliates, and Executive shall be solely responsible for the payment of any federal, state, local or other income, payroll and/or employment taxes in respect of the Consulting Fees.

3. Withholding Taxes. The Company shall withhold from the Success Bonus due to the Executive (or his beneficiary or estate, if applicable) all taxes which, by applicable federal, state, local or other law, are required to be withheld.

4. Definitions. The terms used in this Agreement shall have the following meanings:

“Spinco” shall mean Fortune Brands Home & Security, Inc. or its successor.

“Spin-off” shall mean a spin-off of Spinco to the stockholders of the Company that occurs on or before December 31, 2011.

5. Completion of Spin-off. The Executive shall fully cooperate and use his best efforts to assist the Company in the consummation of the Spin-off.

6. Notices. All notices, requests, demands and other communications under this Agreement must be in writing and shall be deemed to have been duly given if delivered by hand or mailed by first class, registered mail, return receipt requested, or sent by overnight mail, postage and registry fees prepaid, to the applicable party and addressed, if to the Company, to Fortune Brands, Inc., Attention Senior Vice President, General Counsel and Secretary, 520 Lake Cook Road, Deerfield, Illinois 60015 and, if to the Executive, to the address set forth in the employment records of the Company. Addresses may be changed by notice in writing signed by the addressee.

7. Miscellaneous.

(a) Entire Agreement. This Agreement embodies the entire understanding, and supersedes all other oral or written agreements or understandings, between the parties, regarding the subject matter of this Agreement. Nothing in this Agreement shall affect the other compensation and benefits for which the Executive is eligible as an employee of the Company or Spinco, including without limitation annual performance-based bonuses. Neither the Success Bonus nor the Consulting Fees shall be considered compensation for purposes of any employee benefit plan, program, policy, or arrangement maintained or later established by the Company, Spinco or any of their respective affiliates except as expressly provided under such plan, program, policy or arrangement.

(b) Amendment; Waiver. This Agreement may not be amended, supplemented, cancelled or terminated, except by written instrument executed by both parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege. No waiver of any breach of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.

(c) Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company’s business and properties. The Company may assign its rights and obligations under this Agreement to any of its affiliated companies without the consent of the Executive, but shall remain liable for any payments payable to the Executive under this Agreement not timely made by any assignee. The Executive’s rights or obligations under this Agreement may not be assigned by the Executive.

(d) Further Assurances. Each of the parties agrees to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time and from time to time, as the case may be, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to carry out the provisions of this Agreement.

(e) Section 409A. The payments to the Executive pursuant to this Agreement are intended to be exempt from or compliant with Section 409A of the Code and this Agreement shall be interpreted and construed consistently with such intent. In the event the terms of this Agreement would subject the Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company may modify the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement.

(f) Headings. The headings contained in this Agreement are for references purposes only and shall not affect the meaning or interpretation of this Agreement.

(g) Governing Law; Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which other provisions shall remain in full force and effect.

(h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

(i) Third-Party Beneficiary. Each of the Company and Executive acknowledges and agrees that (1) Spinco shall be a third-party beneficiary of this Agreement and shall be entitled to enforce the provisions set forth in Section l(c) and Section 7(j) of this Agreement and (2) notwithstanding Section 7(b) of this Agreement, no party shall amend or waive any of Spinco’s rights under Section l(c) or Section 7(j) without the prior written consent of Spinco.

(j) Specific Performance. Without prejudice to the rights and remedies otherwise available to each of the parties, each party shall be entitled to equitable relief by way of specific performance, injunction or otherwise if the other party breaches or threatens to breach any of the provisions of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

FORTUNE BRANDS, INC.

By:
Elizabeth R. Lane
Vice President, Human Resources

Craig P. Omtvedt